EXHIBIT 16.1

Schulman Wolfson & Abruzzo, LLP
101 Avenues of the Americas, Suite 1000
New York, New York 10018

March 7, 2012

Securities and Exchange Commission
100 F Street, N.W.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Enviro Voraxial Technology, Inc. (the “Company”) Form 8-K dated February 15, 2012, and are in agreement with the statements relating only to Schulman Wolfson & Abruzzo, LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/S/ Schulman Wolfson & Abruzzo, LLP